Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 18.6% INCREASE IN FOURTH QUARTER SALES

2014 SALES FROM ONGOING BRANDS INCREASE 15.3%

Adjusts 2015 Guidance

New York, New York, January 26, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2014, net sales increased 18.6% to $125.1 million, as compared to $105.5 million for the final quarter of 2013. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 24.9%. For the full year, net sales from ongoing brands (excluding Burberry) rose 15.3% to $499.3 million from 2013’s $433.1 million. At comparable foreign currency exchange rates, consolidated 2014 net sales from ongoing brands increased 15.6%. Inter Parfums plans to issue results for the 2014 fourth quarter and full year on or about March 11, 2015.

Ongoing Brand Sales:

	Three months ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	($ in millions)

European-based product sales	$93.6	$78.4	19.3%	$394.0	$333.8	18.0%
United States-based product sales	31.5	27.1	16.4%	105.3	99.3	6.1%
	$125.1	$105.5	18.6%	$499.3	$433.1	15.3%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “For the final quarter, our three largest brands Montblanc, Lanvin and Jimmy Choo performed exceptionally, with sales up 14.0%, 23.9% and 49.6% respectively. The growth in Montblanc and Lanvin brand sales came from established scents, while the launch and rollout of Jimmy Choo Man drove the increase in brand sales. The introduction of our first Karl Lagerfeld fragrances for men and women over the summer also contributed $3.5 million of incremental sales. Of special note, Montblanc emerged as our largest brand by the close of 2014.”

He went on to say, “For the full year, ongoing brand sales for European operations were ahead across all regions. Our three largest markets, Western Europe, North America and Asia turned in sales growth of 23.9%, 18.2% and 20.9%, respectively, but even smaller markets like the South America, the Middle East and Eastern Europe achieved double digit sales growth for the year.”

Mr. Madar also noted, “The recent additions of Oscar de la Renta and Agent Provocateur to our U.S. operations contributed to the 16.4% increase in fourth quarter sales. Oscar de la Renta brand sales were solely legacy scents, as the launch of our first fragrance for the brand, Extraordinary, is scheduled for later this spring. The introduction of Fatale and Fatale Pink in the second half of the year spurred Agent Provocateur sales. ”

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “Since announcing our 2015 guidance on November 17, 2014, the U.S. dollar has continued to strengthen vis à vis the Euro. While the outlook for our business remains strong and we have an ambitious new product launch schedule planned for 2015, currency valuation has forced us to reduce our 2015 sales guidance to approximately $480 million from $500 million. At the same time, the current foreign currency dynamic should have a positive impact on 2015 net income attributable to Inter Parfums. When we announce our 2014 fourth quarter and full year results in March 2015, we expect to revise the range for 2015 net income attributable to Inter Parfums upward from our previous guidance of $0.95 to $0.98 per diluted share.”

Inter Parfums, Inc.	Page 2
January 26, 2015

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com